UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 25, 2009 (March 25, 2009)
DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219

(Address of principal executive offices)	(Zip Code)
(614) 237-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     On March 25, 2009, the Company announced the appointment of Michael R. MacDonald, age 57, as President and Chief Executive Officer of the Company effective April 27, 2009.
     In connection with Mr. MacDonald’s appointment, Jay L Schottenstein will resign as the Company’s President and Chief Executive Officer, effective April 27, 2009. Mr. Schottenstein will continue to serve as Chairman of the Board.
     Prior to accepting employment with the Company, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 — 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations, and finance functions.
     The Company entered into an employment agreement with Mr. MacDonald, dated March 25, 2009 (the “Employment Agreement”), with respect to his employment as President and Chief Executive Officer. There is no specified term relating to Mr. MacDonald’s employment and he is an at-will employee.
     Pursuant to the terms of his employment agreement with the Company, Mr. MacDonald will receive an annual base salary of $950,000. Mr. MacDonald will also be eligible to receive a cash incentive bonus under the Company’s Cash Incentive Compensation Plan. The Company intends to provide Mr. MacDonald with an annual cash bonus of 100% of his base salary based on his achievement of incentive goals in the Company’s Cash Incentive Compensation Plan, up to a maximum of 200% of his base salary. Mr. MacDonald will also receive a sign-on bonus of $500,000; $250,000 payable within 30 days of his start date and $250,000 payable on the first year anniversary of his employment. Mr. MacDonald will also receive, subject to certain conditions set forth in the Employment Agreement, (i) options to purchase 105,000 shares of the Company’s Class A common stock at an exercise price equal to the closing price of the Company’s common stock on the date such grant is approved, subject to a 3-year vesting period, and (ii) 45,000 restricted stock units with cliff vesting of 100% as of third anniversary of the grant. Under the terms of the Employment Agreement, the Company will provide Mr. MacDonald with a comprehensive relocation package. In the event that Mr. MacDonald’s employment is terminated involuntarily by the Company without cause (whether or not by a change of control) or by Mr. MacDonald with good reason (as such terms are defined in the Employment Agreement), (i) the Company will continue to pay Mr. MacDonald’s base salary at the rate then in effect for a period of 12 months, (ii) the Company will reimburse Mr. MacDonald for COBRA costs for up to 12 months, subject to certain conditions, (iii) the Company will pay to Mr. MacDonald the pro rata share of any cash incentive bonus that he would have received had he not been terminated, and (iv) for a period of up to three months following termination, Mr. MacDonald may exercise any outstanding stock options which are vested on the date of his termination and those stock options that would have vested during the one year following his termination. The foregoing summary is qualified in its entirety be reference to the full and complete terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 5.02.
     None of the Company’s current directors or executive officers has a family relationship with Mr. MacDonald. Other than compensation for his services to the Company, there are no related party transactions between Mr. MacDonald and the Company.
     A copy of the press release, dated March 25, 2009, announcing the events disclosed in Item 5.02 of this Form 8-K is furnished as Exhibit 99.1 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of March 25, 2009, between Michael R. MacDonald and DSW Inc.

99.1	Press Release dated March 25, 2009

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSW Inc.
By:	/s/William L. Jordan
William L. Jordan
Executive Vice President and General Counsel

Date: March 25, 2009